EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Stewardship Financial Corporation of our report dated March 28, 2008, relating to the financial statements of Stewardship Financial Corporation and the effectiveness of internal control over financial reporting of Stewardship Financial Corporation which report is included in Form 10-K of Stewardship Financial Corporation for the year ended December 31, 2007, and to the reference to us under the caption “Experts” in the related prospectus which is part of this registration statement.

Crowe Horwath LLP

Livingston, New Jersey
March 2, 2009